EXHIBIT 99.1

Universal Communication Systems Inc. announces a major Corporate Re-Organization; Company to affect a change of name to AIR WATER INTERNATIONAL CORPORATION and enact a reverse split

Miami Beach, Fl Wednesday, September 12, 2007 (Marketwire) Universal Communication Systems, Inc. (Other OTC: UCSY) (Berlin: UVC) (XETRA: UVC) (Frankfurt: UVC) (Munich: UVC) (WKN: 917633) announced today that the Board of Directors has unanimously voted to enact a major re-organization of the company. This will involve a change of name to: AIR WATER INTERNATIONAL CORPORATION. In addition the company will enact a reverse split of the company’s common stock with a ratio that will be 250 to 1. The date of record will be October 1st, and the effective date will be October 2nd 2007. The company will announce a new Cusip and a new trading symbol as soon as it is obtained from the NASD.

The company’s new major focus shall be the continuing development of new high tech Air to Water machines and the marketing thereof worldwide.

About Universal Communication Systems, Inc.:

Universal Communication Systems, Inc. is a publicly quoted US Company with operating subsidiaries concentrating on operations in the field of Water from Air extraction, Manufacture of and provision of PV Solar Energy, Solar-powered consumer electronic products, and security products.

For further information, visit our web address: http://www.ucsy.com

About Air Water Corporation:

Air Water Corporation designs and manufactures a wide range of Air to Water machines and systems that can offer consumers from 25 liters to over 5,000 liters of pure filtered drinking water daily. The company manufactures the machines in several global manufacturing locations, and markets and distributes the entire range of its machines and systems on a worldwide basis.

For further information, visit our web address: http://www.airwatercorp.com

About Solar Style, Inc.:

Solar Style, Inc., based out of Baltimore, MD, offers a complete range of PV Solar Chargers with sizes and powering capabilities for a wide range of consumer electronic products, including mobile phones, Walkmans, Discmans, cameras, mp3 players and personal gaming systems. The company has filed and applied for US, Canada, European and worldwide patent protection for its range of solar chargers.

For further information, visit our web address: http://www.solarstyle.com

Safe Harbor Statement

Caution Concerning Forward-Looking Statements by Universal Communication Systems, Inc. This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and factors affecting the integration of the businesses of Universal Communication Systems, Inc. More detailed information about these factors may be found in filings by Universal Communication Systems, Inc. with the Securities and Exchange Commission, including their most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB. Universal Communication Systems, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Universal Communication Systems, Inc. - Miami Beach

Rolando Sablon

305-672-6344

Company web address: http://www.ucsy.com